Exhibit 99.1


 ViewCast Corporation Announces Third Quarter 2006 Financial Results

     Video System and Software Sales Up 50 Percent; Sales Increase
                            during 3Q 2006

    Business Editors/High-Tech Editors

    PLANO, Texas--(BUSINESS WIRE)--Nov. 14, 2006--ViewCast Corporation (OTCBB: VCST), a leading global provider of high-quality audio and video communication products, today reported financial results for the third quarter ended September 30, 2006.

    Third Quarter Financial Results

    Net sales or total revenues from continuing operations for the third quarter of 2006 were $3.3 million, an increase of 3 percent over the $3.2 million reported in the third quarter of 2005, primarily due to sales growth of the Niagara(R) Streaming Systems product line. During the third quarter, ViewCast began shipping orders for one of the company's increasingly popular products, the Niagara(R) GoStream(TM). On a combined basis, Niagara system and application software product sales increased 50 percent during the third quarter 2006 compared to sales in the same quarter last year. Management expects continued sales growth as new products begin to ship during the fourth quarter of 2006 and into 2007 and as orders are fulfilled from a recently signed OEM contract.

    "During the third quarter, the first orders for Niagara GoStream came pouring in. Niagara GoStream is a distinctive product because the user has single-button control in the creation and presentation of video and audio on the Internet. No other product in the market is comparable. Due to the popularity of GoStream, product orders and shipments are increasing rapidly," said Dave Stoner, president of ViewCast Corporation. "If anyone has looked at some form of streaming video on the Internet, it is quite likely that ViewCast equipment was used to encode the image. As our reputation continues to expand, the media and communications industries increasingly turn to ViewCast to provide reliable and high quality audio and video products."

    Total operating expenses from continuing operations for the third quarter of 2006 were slightly less than $2.0 million, a 2 percent increase from the $1.9 million reported in the third quarter of 2005. Increased operating expenses primarily reflect the expenses incurred during the third quarter related to ViewCast's participation in a major tradeshow, in addition to increased sales and marketing personnel and activities during the third quarter of 2006. Interest expense decreased during the third quarter of 2006 by almost 6 percent compared to similar expenses in the 2005 quarter.

    The net loss from continuing and discontinued operations for the third quarter of 2006 was $416,650, or $(0.02) per share, compared to a net loss of $242,775, or ($0.02) per share, in the comparable 2005 quarter.

    Third quarter EBITDA (earnings before interest, taxes, depreciation, amortization and other income/expense items) loss was $99,880, compared with the EBITDA of $254,182 reported in the third quarter of 2005. The company considers EBITDA to be an important measure of performance because it reflects one of the capital resources available to the company's operations that may be used to evaluate the actual performance of the company.

    "Although we experienced a loss in the third quarter, we continue to make appropriate investments in R&D and sales to support our growth and in anticipation of increased sales activity. We have seen this result in new customers and contracts with potential for sustained business in the future," said Laurie Latham, chief financial officer of ViewCast Corporation. "Our move into expanded manufacturing facilities will soon be complete and provide us with additional capacity to support the expected higher sales volume."

    Nine-Month 2006 Results

    Net sales or total revenues from continuing operations for the first nine months of 2006 were $9.7 million, up 17 percent from revenues of $8.3 million reported for the same period in 2005. The increase in revenue was due to the continued demand for video capture cards and a sharp rise in systems sales during the first nine months of the year.

    Total operating expenses from continuing operations for the first nine months of 2006 were $6.5 million, up 9 percent from $6.0 million during the same period in 2005. Net loss from continuing and discontinued operations for the first nine months of 2006 was $1.9 million, or ($0.10) per share, compared to a net loss of $2.1 million or ($0.11) per share during the same period in 2005. The decrease in net loss was primarily due to increased revenues and a reduction in other expenses due to a charge for debt conversion expense in 2005 of $485,798 with no similar expense incurred in 2006.

    The EBITDA loss for the nine months of 2006 was $970,752 compared to an EBITDA loss of $235,365 in 2005.

    Business Highlights

    ViewCast Chosen as OEM Supplier to a Global Network Leader

    As a part of the company's ongoing business development strategy, an original equipment manufacturing (OEM) agreement was signed on November 2 with one of the world's largest leaders in Internet networking. ViewCast will sell and license certain products for resale on a stand-alone basis and/or as incorporated into their products. Under the terms of the one-year renewable agreement, orders have been placed and shipping begun for a supply of Niagara GoStream and PowerStream Pro equipment.

    ITVN Selects Osprey Video Capture Card for IPTV Streaming

    During the third quarter, Interactive Television Networks, Inc. purchased ViewCast's Osprey digital capture cards to stream on-demand content to the network's subscriber base.

    Osprey-530 Video Capture Card Launched

    The newest addition to the company's Osprey Studio Series, the Osprey-530 digital video capture card, launched on September 11. Designed as a cost-effective streaming media solution for broadcast professionals, the card combines digital and analog inputs for live and on-demand video streaming.

    Niagara GoStream is Shipping

    ViewCast's highly anticipated single-channel, portable streaming media encoder, the Niagara GoStream started shipping early in the third quarter. The compact encoder creates streaming video content for Internet TV and mobile video devices. Designed for streaming experts and beginners, the device is easy to use, and can quickly transfer from indoor environment to remote locations. The simple, push button technology, coupled with advanced operating features make GoStream one of ViewCast's most popular new products. The first GoStream was shipped to Cherokee County School District in South Carolina.

    About ViewCast Corporation

    ViewCast develops video and audio communication products for delivering media dynamically via a variety of network types and protocols. These products include Osprey(R) Video capture cards and Niagara(R) video encoders/servers featuring Niagara SCX encoder management software. Our products address the media capture, processing and delivery requirements for a broad range of applications and markets.

    Visit the company's Web site (http://www.viewcast.com) for more information.

    Safe Harbor Statement

    Certain statements, including those made by Dave Stoner and Laurie Latham and those regarding business outlook, contain "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995, which reflect the company's current judgment on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause the actual results to differ materially include, without limitation, the following: the ability of the company to service its debt; continued losses by the company; the ability of the company to develop and market new products as technology evolves; the ability of the company to meet its capital requirements; increased competition in the video communications; the ability of the company to meet governmental regulations; and the ability of the company to obtain and enforce its patents; avoid infringing upon third parties' patents. The company will not update the guidance or targets given in these statements during the next reporting period or comment on its progress in the next reporting period to analysts or investors until after it has closed its books on that reporting period. Any statements by persons outside the company speculating on the progress of the quarter will not be based on internal company information and should be assessed accordingly by investors. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the company's forward-looking statements, please refer to the company's reports on Form 10-KSB and 10-QSB on file with the Securities and Exchange Commission.

    All trademarks are property of their respective holders.

                         VIEWCAST CORPORATION
                         OPERATING HIGHLIGHTS
                             (Unaudited)
              (In thousands - except per share amounts)


                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 -----------------   -----------------
                                    2005     2006       2005     2006
                                 -------- --------   -------- --------

Net sales                        $ 3,214  $ 3,299    $ 8,292  $ 9,741

Cost of sales                      1,334    1,489      3,401    4,377
                                 -------- --------   -------- --------

Gross profit                       1,880    1,810      4,891    5,364

Total operating expenses           1,945    1,983      5,971    6,532
                                 -------- --------   -------- --------

Operating loss                       (65)    (173)    (1,080)  (1,168)

Total other expense                 (252)    (244)    (1,172)    (724)
                                 -------- --------   -------- --------

Loss from continuing operations  $  (317) $  (417)   $(2,252) $(1,892)

Income from discontinued
 operations                           74        -        142        -
                                 -------- --------   -------- --------

Net loss                         $  (243) $  (417)   $(2,110) $(1,892)
                                 ======== ========   ======== ========


                                 -------- --------   -------- --------
Preferred dividends                 (206)    (206)      (613)    (613)
                                 -------- --------   -------- --------
Net loss applicable to
common stockholders              $  (449) $  (623)   $(2,723) $(2,505)
                                 ======== ========   ======== ========

Net loss per common share:
  from continuing operations     $ (0.02) $ (0.02)   $ (0.12) $ (0.10)
  from discontinued operations      0.00     0.00       0.01     0.00
                                 -------- --------   -------- --------
Basic and diluted                $ (0.02) $ (0.02)   $ (0.11) $ (0.10)
                                 ======== ========   ======== ========

Weighted Average number of
common shares outstanding:        25,628   25,628     24,746   25,628
                                 ======== ========   ======== ========


           RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
                             (Unaudited)
              (In thousands - except per share amounts)


                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 -----------------   -----------------
                                    2005     2006       2005     2006
                                 -------- --------   -------- --------
From continuing and discontinued
 operations:

Net loss                         $  (243) $  (417)   $(2,110) $(1,892)

Depreciation and amortization        224       72        664      197

Total other expense and taxes        273      245      1,211      724
                                 -------- --------   -------- --------

EBITDA                           $   254  $  (100)   $  (235) $  (971)
                                 ======== ========   ======== ========

    CONTACT: ViewCast
             Media Contact:
             Wendy Moore, 972-488-7200
             wendym@viewcast.com
             or
             Investor Contact:
             Michael A. Burns & Associates
             Virginia Stuart, 214-521-8596,
             Director of Investor Relations
             vstuart@mbapr.com